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                                                                   EXHIBIT 10.49


                               [CABLEVISION LETTERHEAD]


                                        November 25, 1997



Mr. Charles F. Dolan
Cablevision Systems Corporation
One Media Crossways
Woodbury, New York  11797-2013

                             CABLEVISION OF NEW YORK CITY

Dear Mr. Dolan:

          Pursuant to the Purchase and Reorganization Agreement (the "CNYC Agreement"), dated as of December 20, 1991, between Cablevision Systems Corporation ("CSC") and Charles F. Dolan ("Dolan"), Dolan has the right to put to CSC all, but not less than all, of his partnership interests in Cablevision of New York City, L.P. ("CNYC") during two periods. The first period (the "First Put Period") commences on December 1, 1997 and ends on March 31, 1998, or such later date that the appraisal contemplated by the CNYC Agreement is completed. The second put period commences on December 1, 1998 and ends on March 31, 1999, or such later date that the contemplated appraisal is completed. Capitalized terms not otherwise defined herein have the meanings given them in the CNYC Agreement.

          The put price formula is set forth in section 6.1(a) of the CNYC Agreement. Pursuant to an agreement between CSC and Dolan, Dolan has agreed to reduce his put price by $2,730,000, representing a portion of certain payments made to a group who provided seed capital to CNYC. (The price determined under said section 6.1(a), as reduced by $2,730,000, the "Adjusted Put Price"). The CNYC Agreement provides for the determination of the Appraised Equity Value of CNYC in order to calculate the amount of the Preferential Payment (which is a portion of the put price), but the Preferential Payment cannot exceed $190 million. CSC agrees that it is not necessary to determine the Appraised Equity Value of CNYC, because it is clear that any determination would result in a valuation that would exceed the maximum Preferential Payment under the CNYC Agreement.

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          CSC has entered into a Contribution and Merger Agreement (as it may be amended, the "TCI Agreement"), dated as of June 6, 1997, with TCI
Communications, Inc. ("TCI"), which provides, INTER ALIA, (a) for the merger of a new subsidiary of CSC into CSC and the related creation of a new holding company for CSC ("Holdings"), and the issuance of Holdings Class A and Class B Common Stock to the holders of CSC Class A and Class B Common Stock, respectively, and (b) the simultaneous acquisition by Holdings of certain corporations that own cable television systems and assets from TCI in exchange for the issuance to TCI of Class A Common Stock of Holdings. Such transactions are intended to qualify under section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). It is anticipated that the closing under the TCI Agreement will take place in the first or second quarter of 1998.

          Under the CNYC Agreement, if Dolan exercises his put, CSC may pay the Adjusted Put Price in cash or in shares of Class B Common Stock, valued at their then Current Value, which is determined by an appraisal. If CSC elects to pay in CSC Class B Common Stock and Dolan does not accept the appraised value of the CSC Class B Common Stock, he may elect to take payment in CSC Class A Common Stock, valued at its Current Value, which is based on the closing sale price on the American Stock Exchange for the CSC Class A Common Stock over the 20 trading days preceding the date of the closing of the purchase and sale pursuant to the put.

          If Dolan exercises his put during the First Put Period, CSC has agreed to pay the purchase price to Dolan in cash as provided herein. However, CSC will not be in the financial position to do so until the closing under the TCI Agreement (the "TCI Closing"). Accordingly, CSC desires that Dolan agree to defer the commencement of the First Put Period until the TCI Closing. In order to induce Dolan to agree to the deferral, CSC and Dolan agree as follows:

          1. The Preferential Payment is $190 million, and no determination of the Appraised Equity Value of CNYC shall be required.

          2. The First Put Period shall be deferred so it will commence upon the earlier of (a) July 1, 1998, and (b) the date of the TCI Closing, and end on the close of business on the 120th day following the date on which the put first becomes exercisable.

          3. On the date of the TCI Closing and thereafter during the First Put Period, CSC will not be prohibited from paying the Adjusted Put Price and premium in cash as provided herein by any credit facility, other debt arrangement or other agreement.

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          4.   If Dolan gives CSC at least five days' notice that he intends to exercise his put on the date of the TCI Closing, CSC will pay Dolan the Adjusted Put Price in cash by wire transfer on the date of the TCI Closing. Dolan and CSC will agree to the final amount of the Adjusted Put Price at least two days prior to the TCI Closing. If Dolan exercises his put at any other time during the First Put Period, CSC will pay Dolan the Adjusted Put Price in cash by wire transfer on the fifth business day following receipt of notice of Dolan's exercise of the put.

          5. If Dolan exercises his put during the First Put Period, CSC will pay Dolan a premium, payable on the date of payment of the Adjusted Put Price, equal to $4,483,232.

          6. If the TCI Closing does not occur prior to July 1, 1998, this agreement shall terminate and the CNYC Agreement shall remain in effect in accordance with its terms, except that the First Put Period will commence on July 1, 1998 and end on October 31, 1998.

          Except as provided above, the CNYC Agreement shall continue in effect in accordance with its terms.

          If this correctly reflects our understanding, please sign and return the extra copy of this letter, whereupon it will become a binding agreement between CSC and Dolan.


                                        Very truly yours,

                                        CABLEVISION SYSTEMS CORPORATION


                                        By:   /s/ William J. Bell
                                              -----------------------------
                                        Title: Vice Chairman
                                               ----------------------------

Agreed as of November __, 1997



   /s/  Charles F. Dolan
--------------------------------------
        Charles F. Dolan


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